CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Ultimus Managers Trust and to the use of our report dated July 23, 2019 on the financial statements and financial highlights of Wavelength Interest Rate Neutral Fund, a series of shares of beneficial interest in Ultimus Managers Trust. Such financial statements and financial highlights appear in the May 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 26, 2019